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                                                                     EXHIBIT 4.2

                            Investment Election Form
                       Participant Election to Invest in
          Bridge Street Financial, Inc. Stock ("Employer Stock Fund")
                           Oswego County Savings Bank
                    Employees' Savings & Profit Sharing Plan

If you would like to participate in the Offering using amounts currently in your account in the Bank's 401(k) Plan, please complete this form and return it to Jessica Brosch in the Human Resources Department by no later than 5:00 p.m. on December 12, 2002.

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
Participant's Name (please print): ____________________________________         Social Security Number: ____________________________

Address: ___________________________________________________________________________________________________________________________
                           Street                             City                               State                Zip Code

1.       Background Information

         Bridge Street Financial, Inc. will be issuing shares of common stock, par value $0.01 per share (the "Common Stock"), to certain depositors of Oswego County Savings Bank and the public (the "Offering") in connection with the conversion of Oswego County MHC to a stock holding company (the "Conversion").

         Participants in the Oswego County Savings Bank Employees' Savings & Profit Sharing Plan (the "Plan") are being given an opportunity to direct the trustee of the Plan (the "Trustee") to purchase common stock of Bridge Street Financial, Inc. in the Offering with amounts currently in their Plan account. In connection with the Conversion, any shares of Oswego County Bancorp, Inc. common stock in your account will be exchanged for shares of Bridge Street Financial, Inc. common stock pursuant to an exchange ratio. Participants are also being given the opportunity, after the Offering, to direct future pay deferrals under the Plan to the Employer Stock Fund.

         Prior to making a decision to direct the Trustee to purchase Common Stock, we strongly urge you to carefully review the Prospectus and the Summary Plan Description that accompany this Investment Election Form. Your decision to direct the transfer of amounts credited to your account balances to the Employer Stock Fund in order to purchase shares of Common Stock in connection with the Offering is irrevocable. Notwithstanding this irrevocability, Participants may transfer out some or all of their shares in the Employer Stock Fund, if any, and into one or more of the Plan's other investment funds at such times as are provided for under the Plan's rules for such transfers. Any shares of Oswego County Bancorp, Inc. common stock in your Plan accounts will automatically be exchanged for common stock of Bridge Street Financial, Inc., no election is necessary for this exchange.

         Investing in any stock entails some risks and we encourage you to discuss your investment decision with your investment advisor. Neither the Trustee nor the Plan Administrator is authorized to make any representations about this investment. You should not rely on any information other than information contained in the Prospectus and the Summary Plan Description in making your investment decision.

         Any shares purchased by the Plan based on your election will be subject to the conditions and restrictions otherwise applicable to Common Stock purchased directly by you in the Offering. These restrictions are described in the Prospectus.

2.       Investment Elections

         If you would like to participate in the Offering with amounts currently in your 401(k) Plan, please indicate the amount you wish to purchase and what percentage of each of your current funds you would like to transfer into the Employer Stock Fund below. In calculating the number of shares of Common Stock that the Trustee will purchase in the Offering based on your election, the Trustee will use your 401(k) account balances as of the date on which your order is processed.

         In the event that the Trustee is unable to use the total amount that you elect below to have transferred into the Employer Stock Fund to purchase Common Stock due to an oversubscription in the Offering, the amount that is not invested in the Employer Stock Fund will be reallocated among your other 401(k) fund investments in the same manner that your current elective pay deferrals are being allocated.

         I would like to purchase the following number of shares of Common
Stock: _________ ($10.00 per share).

         Indicate the whole percentage to be transferred from one or more of the following funds into the Employer Stock Fund:

         Percentage    From Fund                Percentage   From Fund                   Percentage    From Fund
           _______%    Government Bond           _______%    Money Market                  _______%    S & P 500/Growth  Stock

           _______%    Growth and Income         _______%    Nasdaq 100 Index Fund         _______%    S & P 500/Value Stock

           _______%    Income Plus               _______%    Russell 2000 Stock            _______%    S & P MidCap Stock

           _______%    International             _______%    S & P 500 Stock               _______%    Stable Value

Your order will be reduced to the extent the value of the percentages you elect above are insufficient to purchase the number of shares indicated.

Note: If you do not complete the information above, you will not participate in the Offering by using your 401(k) Plan funds other than your current Employer
Stock Fund investments, if any, that will be automatically exchanged for shares of Bridge Street Financial, Inc. common stock.

3.       Purchaser Information

         The ability of participants in the Plan to purchase Common Stock in the Conversion and to direct their current account balances into the Employer Stock
Fund is based upon the participant's status as an Eligible Account Holder or Supplemental Eligible Account Holder. Please indicate your status.

         a.[_] Eligible Account Holder-Check here if you were a depositor with $50.00 or more on deposit with Oswego County Savings
                   Bank as of March 31, 2001 or were a depositor with $50.00 or more on deposit with the Oswego County Savings Bank P&C Food
                   Market branch on May 10, 2001.

         b.[_] Supplemental Eligible Account Holder-Check here if you were a depositor with $50.00 or more on deposit with Oswego County
                   Savings Bank as of September 30, 2002, but are not an Eligible Account Holder.

         c.[_]     Depositor of Oswego County Savings Bank as of October 31,
                   2002 who does not otherwise qualify as an Eligible Account
                   Holder or Supplemental Eligible Account Holder.

4.       Participant Signature and Acknowledgment - Required

By signing this Election Form, I authorize and direct the Plan Administrator and Trustee to carry out my instructions. I acknowledge that I have been provided with and have read a copy of the Prospectus and Summary Plan Description relating to the issuance of Common Stock that accompany this Investment Election
Form. I am aware of the risks involved in investing in Common Stock and understand that the Trustee and Plan Administrator are not responsible for my choice of investment. I understand that my failure to sign this acknowledgment will make this Investment Election Form null and void.

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
Participant's Signature: ______________________________________________         Date Signed: _______________________________________

     This form must be completed and returned to Jessica Brosch in the Human Resources Department at the Bank by no later than 5:00 p.m. on December 12, 2002.

This Investment Election Form only covers the investment of your current account balance in the 401(k) Plan in the Employer Stock Fund. If you would like to invest future contributions in the Employer Stock Fund, you will need to change your current investment elections by completing a new investment election form. These forms are available from the Human Resources Department.